                                                               CONFIDENTIAL
                                                                TREATMENT
                                CREDIT AGREEMENT

          This Credit Agreement (this "AGREEMENT") made as of July 2, 1998, between HORIZON Pharmacies, Inc., a Delaware corporation ("BORROWER"), and McKesson Corporation, a Delaware corporation ("MCKESSON").

                              W I T N E S S E T H:

          WHEREAS, McKesson is a distributor of various pharmaceutical and other products and Borrower is a retailer of such products;

          WHEREAS, Borrower has requested that McKesson make available to Borrower certain credit facilities;

          WHEREAS, McKesson is willing to provide the requested credit facilities on the terms and conditions contained herein; and

          NOW, THEREFORE, the parties mutually agree as follows (capitalized terms shall have the meanings ascribed to them in Article VIII):

                                   ARTICLE I

                                   THE LOANS

          SECTION 1.1  THE LOANS.

          (a) REVOLVING LOANS. McKesson agrees, on the terms and conditions hereinafter set forth, to make revolving loans denominated in U.S. Dollars (each a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS") to Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Loans Maturity Date, in an aggregate principal amount up to but not exceeding at any time outstanding the Revolving Facility Commitment; PROVIDED, HOWEVER, that immediately after giving effect to any Revolving Loans, the aggregate principal amount of Revolving Loans then outstanding shall not exceed the lesser of (i) $15,000,000 and (ii) at any time, the sum of (without duplication) (A) [redacted--Confidential Treatment] of Eligible Pharmaceutical Inventory then in effect, PLUS (B) [redacted--Confidential Treatment] of Eligible Other Inventory then in effect, PLUS (C) [redacted--Confidential Treatment] of Eligible Insurer Accounts Receivable then in effect, PLUS (D) [redacted--Confidential Treatment] Eligible Other Accounts Receivable then in effect, PLUS (E) the Eligible Rx Files Value then in effect. Within the foregoing limits, during such period Borrower may borrow Revolving Loans, repay the Revolving Loans in whole or in part, and reborrow Revolving Loans, all in accordance with the terms and conditions hereof.

                                       1.

          (b) TERM LOAN. McKesson agrees, on the terms and conditions thereinafter set forth, to make a term loan denominated in U.S. Dollars (the "TERM LOAN") to Borrower at any time before the Term Loan Maturity Date in the maximum principal amount not exceeding the Term Loan Commitment. Any amount of the Term Loan repaid may not be reborrowed.

          SECTION 1.2 BORROWING PROCEDURE. The Loans shall be made upon written notice from Borrower to McKesson, which notice shall be received by McKesson not later than 10:00 A.M. (California time) at least two Business Days prior to the proposed borrowing date. Such notice of borrowing shall be irrevocable and binding on Borrower and shall specify the proposed date of the borrowing (which shall be a Business Day), the amount of the borrowing, which shall be in a minimum amount of $[redacted--Confidential Treatment] and payment instructions with respect to the funds to be made available to Borrower. Upon fulfillment of the applicable conditions set forth in Article IV, McKesson shall make the Loans available to Borrower in same day funds, or such other funds as shall separately be agreed upon by Borrower and McKesson, in accordance with the payment instructions provided to McKesson.

          SECTION 1.3 EVIDENCE OF INDEBTEDNESS. As additional evidence of the indebtedness of Borrower to McKesson resulting from the Loans made by McKesson, Borrower shall execute and deliver to McKesson promissory notes, in form and substance satisfactory to McKesson, dated the Closing Date, in the principal amount of each Loan made or the Revolving Facility Commitment or the Term Loan Commitment, as the case may be, made available by McKesson on the Closing Date (each such promissory note, a "NOTE" and together, the "NOTES"). McKesson shall record in its internal records the date and amount of each Loan made, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of such Loan. Any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of Borrower hereunder and under any Note to pay any amount owing with respect to any Loan.

          SECTION 1.4 INTEREST. Subject to Section 1.5, Borrower shall pay interest on the unpaid principal amount of each Loan from the date of the Loan until the maturity thereof, at a rate per annum equal at all times to the Base Rate PLUS [redacted--Confidential Treatment]. Accrued and unpaid interest on each Loan shall be payable (i) monthly in arrears on the last Business Day of each month, commencing July 31, 1998, PROVIDED that McKesson shall calculate the monthly interest (on the assumption that the Base Rate will not change prior to the payment date) and shall notify Borrower of the amount due, and Borrower may postpone payment until the first Business Day after receipt of such notice, and PROVIDED FURTHER that any adjustment due to a change in the Base Rate after a monthly calculation is made may be made in the next monthly payment, (ii) on the date of any prepayment of such Loan, and (iii) at maturity.

          SECTION 1.5 DEFAULT RATE OF INTEREST. In the event that any amount of principal of or interest on any Loan, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the higher of [redacted--Confidential Treatment] per annum or the Base Rate PLUS [redacted--Confidential Treatment] per annum. Additionally, and without limiting the foregoing, during the existence of any Event of Default not waived by McKesson, Borrower shall pay interest on the unpaid principal amount of the Loans at a rate per annum equal at all times to the Base Rate PLUS [redacted--Confidential Treatment] per annum.

                                       2.

          SECTION 1.6 COMPUTATIONS. All computations of fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.

          SECTION 1.7 HIGHEST LAWFUL RATE. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by McKesson in connection with this Agreement under applicable law (the "MAXIMUM RATE"), Borrower shall not be obligated to pay, and McKesson shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

                                   ARTICLE II
                           REDUCTION OF COMMITMENTS;
                             REPAYMENT; PREPAYMENT

          SECTION 2.1 EXTENSION OF TERM LOAN MATURITY DATE. Borrower may, by written notice to McKesson at least 90 days prior to the Term Loan Maturity Date then in effect (but no more than once in any twelve consecutive months), request McKesson to extend the Term Loan Maturity Date for an additional period but not beyond the final term of the Supply Agreement. So long as there exists no Default at such time, McKesson shall extend the Term Loan Maturity Date as set forth in such request. If such request is granted, the Term Loan Maturity Date then in effect shall be so extended, subject to such changed terms and payment of such fee (if any) as shall have been agreed upon by Borrower and McKesson.

          SECTION 2.2  REPAYMENT OF THE LOANS.

          (a) REVOLVING LOANS. Borrower shall repay to McKesson in full on the Revolving Loans Maturity Date the aggregate principal amount of the Revolving Loans outstanding on such date.

          (b) TERM LOAN. Borrower shall repay to McKesson the principal amount of the Term Loan on the Term Loan Maturity Date; PROVIDED, HOWEVER that if the Term Loan Maturity Date is extended pursuant to Section 2.1, Borrower shall repay to McKesson the principal amount of the Term Loan in substantially equal consecutive installments, each equal to 1/36th of the principal amount of the Term Loan outstanding immediately prior to the originally scheduled Term Loan Maturity Date, commencing on June 30, 2003, with subsequent installments payable monthly on the last Business Day of each calendar month until the earlier of payment in full of the Term Loan or the Term Loan Maturity Date; PROVIDED FURTHER, HOWEVER, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.

          (c) METHOD OF PAYMENT. All payments of principal and interest shall be made in immediately available funds, unconditionally in full without set-off, counterclaim or other

                                       3.

defense, on the day when due by wire transfer to an account designated by McKesson, or by such other means as may be acceptable to McKesson.

          SECTION 2.3  PREPAYMENTS.

          (a) OPTIONAL PREPAYMENTS. Borrower may, upon prior notice to McKesson, prepay the outstanding amount of any or all of the Loans in whole or in part, without premium or penalty. Any partial prepayments shall be in a minimum amount of $[redacted--Confidential Treatment].

          (b) MANDATORY PREPAYMENTS.

          (i) At any time that the aggregate cash and cash equivalents held by Borrower and its Subsidiaries exceeds $5,000,000, Borrower shall, within one Business Day of Borrower's or such Subsidiary's becoming aware of such excess, prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of such excess amount. Any such prepayment shall not reduce the Revolving Facility Commitment unless requested by Borrower.

          (ii) If at any time the aggregate principal amount of the outstanding Revolving Loans shall exceed the maximum borrowing limits set forth in Section 1.1(a), Borrower, upon becoming aware of such excess, shall immediately prepay the outstanding principal amount of the Revolving Loans in an amount equal to such excess.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Borrower makes the following representations and warranties to McKesson, which representations and warranties shall survive the execution of this Agreement:

          SECTION 3.1 LEGAL STATUS; POWER AND AUTHORITY. Each of Borrower and its Subsidiaries is a corporation duly organized and existing under the laws of its state of incorporation and is qualified to do business in all jurisdictions in which it conducts its business and has all requisite power and authority to own its assets and carry on its business and to create, deliver and perform its obligations under the Loan Documents. A list of all Borrower's Subsidiaries is attached hereto as Schedule 3.1.

                                       4.

          SECTION 3.2 NO VIOLATION. The making and performance by Borrower and its Subsidiaries of the Loan Documents to be executed by Borrower and its Subsidiaries in connection herewith do not contravene the terms of the articles of incorporation or the bylaws of Borrower or its Subsidiaries and do not violate any provision of law or administrative regulation, or result in a breach of or constitute a material default under any agreement, indenture or other instrument to which any of Borrower or its Subsidiaries is a party or by which any of Borrower or its Subsidiaries may be bound.

          SECTION 3.3 AUTHORIZATION. Each of the Loan Documents to which it is a party has been duly authorized, executed and delivered, and is a valid and binding agreement of Borrower and its Subsidiaries, as the case may be, and the Notes to be issued hereunder by Borrower, upon their execution and delivery in accordance with the provisions of this Agreement, will be valid and binding obligations of Borrower enforceable against Borrower, in each case in accordance with their respective terms.

          SECTION 3.4 LITIGATION. There are no pending or threatened actions or proceedings before any court or administrative agency which may materially and adversely affect the financial condition or operation of Borrower or any of its Subsidiaries other than as set forth on Schedule 3.4 hereto.

          SECTION 3.5 CORRECTNESS OF FINANCIAL STATEMENTS. The financial statements for Borrower's fiscal years ending December 31, 1996 and December 31, 1997 heretofore delivered by Borrower to McKesson present fairly the financial condition of Borrower and have been prepared in accordance with generally accepted accounting principles consistently applied. As of December 31, 1997, and since such date, there has been no material adverse change in the financial condition or operation of Borrower or any of its Subsidiaries, nor has Borrower or any of its Subsidiaries mortgaged, pledged or granted a security interest in or encumbered any assets or properties of Borrower or its Subsidiaries since such date except as set forth on Schedule
3.5 hereto.

          SECTION 3.6 INCOME TAX RETURNS. Borrower has delivered to McKesson true, correct and complete copies of its federal and state tax returns for its fiscal years ending December 31, 1996 and December 31, 1997. None of the federal tax returns of Borrower have been audited, and Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

          SECTION 3.7 NO SUBORDINATION. Neither the obligations of Borrower under the Loan Documents nor any other obligation of Borrower to McKesson or McKesson's other subsidiaries are subordinated in right of payment to any other obligation of Borrower.

          SECTION 3.8 TITLE TO PROPERTY. Each of Borrower and its Subsidiaries has good and marketable title to its assets subject to no mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance except as disclosed in the financial statements referred to in
Section 3.5 or as set forth on Schedule 3.8 hereto.

          SECTION 3.9 NO "MARGIN SECURITIES." Neither Borrower nor any of its Subsidiaries owns any "margin securities" as such term is defined in regulations promulgated by the Board of Governors of the Federal Reserve System, as amended, and neither Borrower nor any of its Subsidiaries will use any part of the proceeds of any credit extended by McKesson, directly or indirectly, to purchase or carry any such securities or to reduce or retire any indebtedness originally incurred to purchase any such securities within the meaning of such regulations.

          SECTION 3.10 NO RELIANCE UPON OTHER REPRESENTATIONS. Borrower has not relied upon any statement or representation by McKesson or any of its Affiliates or any of their respective officers, directors, agents, employees or attorneys in executing this Agreement and the other Loan Documents, except as expressly provided for herein or therein.

                                       5.

          SECTION 3.11 CONSENTS. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by Borrower of any of the Loan Documents, except for recordings or filings in connection with the perfection of the liens on the Collateral in favor of McKesson.

          SECTION 3.12 COMPLIANCE WITH ENVIRONMENTAL LAWS. Each of Borrower and its Subsidiaries is in material compliance with all Environmental Laws, whether in connection with the ownership, use, maintenance or operation of its Premises or the conduct of any business thereon, or otherwise. Neither Borrower, any of its Subsidiaries nor, to Borrower's knowledge, any previous owner, tenant, occupant, user or operator of the Premises, nor any present tenant or other present occupant, user or operator of the Premises has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at the Premises, except in material compliance with all applicable Environmental Laws. With respect to leased Premises, Borrower has no knowledge that Hazardous Substances have at any time been spilled, leaked, dumped, deposited, discharged, disposed of or released on, under, at or from the leased Premises in material violation of any Environmental Law, or that any of the leased Premises have been used at any time by any Person as a landfill or waste disposal site. After due and diligent inquiry and investigation, Borrower has determined that there is no reason to believe that Hazardous Substances have at any time been spilled, leaked, dumped, deposited, discharged, disposed of or released on, under, at or from the owned Premises in material violation of any Environmental Law, or that any of the owned Premises have been used by any Person at any time as a landfill or waste disposal site. There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises which relate to Environmental Laws or Hazardous Substances.

          SECTION 3.13 GOVERNMENTAL REGULATION. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur indebtedness.

          SECTION 3.14  ERISA.

          (i) Neither Borrower nor any of its ERISA Affiliates maintain or have ever maintained a Pension Plan.

          (ii) Borrower and all ERISA Affiliates have satisfied all applicable contribution requirements under Section 412(c)(11) of the Internal Revenue Code and have never sought a waiver under Section 412(d) of the Internal Revenue Code;

          (iii) no Termination Event has occurred and is continuing, or is reasonably expected to occur;


                                       6.

          (iv) there is no condition or event under which Borrower, any ERISA Affiliate, or any Plan maintained by Borrower or any ERISA Affiliate could be subject to any risk of material liability under ERISA or the Internal Revenue Code, regardless of whether Borrower or any ERISA Affiliate engaged in a transaction giving rise to the liability;

          (v) neither Borrower nor any ERISA Affiliate has unfunded, contingent liability that exceeds $[redacted--Confidential Treatment] with respect to Plans that provide post-retirement welfare benefits; and

          (vi) all Plans maintained by, or contributed to by, Borrower or any ERISA Affiliate comply in all material respects, and have been administered in material compliance with, the requirements of applicable law (including, if applicable, foreign law, ERISA and the Internal Revenue Code) and in accordance with each Plan's terms.

          SECTION 3.15 TAXES. Each of Borrower and its Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

          SECTION 3.16 REPRESENTATION CERTIFICATE. The information supplied in the Representation Certificate (as updated from time to time by at least ten Business Days' notice to McKesson prior to any Loan) is true, correct and complete.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

          SECTION 4.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. The obligation of McKesson to extend the credit provided for herein is subject to the fulfillment of the following conditions:

          (a) APPROVAL OF MCKESSON COUNSEL. All legal matters incidental to this Agreement and the other Loan Documents shall be satisfactory to counsel for McKesson.

          (b) DELIVERY OF DOCUMENTS PRIOR TO INITIAL LOAN. Borrower shall have delivered to McKesson, prior to the first extension of credit under this Agreement, the following documents in form and substance satisfactory to
     McKesson:

               (i) this Agreement, the Notes, the Supply Agreement, the Representation Certificate, the Security Documents and the Warrant Documents, each duly executed by Borrower;

               (ii) certified copies of the articles of incorporation, bylaws and resolutions evidencing all necessary corporate action by Borrower and each of its

                                       7.

          Subsidiaries with respect to the Loan Documents;

               (iii) a certificate executed on behalf of Borrower by its President and its Treasurer, dated as of the date of such initial Loan, addressed to McKesson, stating that:

                    (1) the representations and warranties of Borrower contained in Article III are true and correct on and as of the date of such certificate; and

                    (2) no event has occurred and is continuing, or would result from the proposed Loans, which constitutes a Default hereunder;

               (iv) an opinion of counsel of Borrower substantially in the form of Exhibit A hereto; and

               (v)   all other documents reasonably required by McKesson.

          (c) LIEN PERFECTION AND PRIORITY. All liens and security interests under the Security Agreement, the Pledge Agreement and the Collateral Assignment of Key-Man Insurance shall have been properly perfected, and McKesson shall have received evidence satisfactory to it of the first priority of the security interest under such Security Documents, subject only to Permitted Liens.

          (d) SATISFACTION BY MCKESSON. McKesson shall be satisfied with the inventory, receivables, controls and systems of Borrower.

          SECTION 4.2 CERTAIN CONDITIONS PRECEDENT TO ALL LOANS. The obligation of McKesson to make any Loan shall also be subject to the satisfaction of each of the following conditions precedent:

          (a) NOTICE. Borrower shall have given its notice of borrowing as provided in Section 1.2.

          (b) MATERIAL ADVERSE CHANGE. On and as of the date of such Loan, there shall have occurred no Material Adverse Change.

          (c) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of such Loan, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in
Article III and in the other Loan Documents shall be true, correct and complete on and as of the date of such Loan as though made on and as of such date; and (ii) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Loan. The giving of any notice of borrowing and the acceptance by Borrower of the proceeds of such Loan shall be deemed a certification to McKesson that on and as of the date of such Loan such statements are true.

          (d) CERTAIN FINANCIAL TESTS. Borrower's ratio of Consolidated EBITDA to Sales as at the last day of the fiscal quarter ended immediately prior to the proposed Loan shall

                                       8.

not be less than the ratio set forth opposite such fiscal quarter:

              Fiscal Quarters Ending in:           Ratio
              --------------------------           -----
                         1998                     [redacted--Confidential Treatment]
                         1999                     [redacted--Confidential Treatment]
                         2000                     [redacted--Confidential Treatment]
                         2001                     [redacted--Confidential Treatment]
                         2002                     [redacted--Confidential Treatment]
                         2003                     [redacted--Confidential Treatment]

          (e) LITIGATION. There shall not exist any material action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that could affect Borrower or the ability of Borrower to perform its obligations hereunder or under the other Loan Documents.

          (f) INCREASED COSTS AND ILLEGALITY. McKesson shall be able to provide the Loans in compliance with all applicable laws without incurring increased costs, unless such increased costs shall be paid by Borrower.

          (g) BORROWING BASE CERTIFICATES. Together with the notice of the borrowing of any Loan delivered pursuant to Section 1.2, Borrower shall have delivered to McKesson a completed Borrowing Base Certificate duly executed by the Treasurer or Chief Financial Officer of Borrower.

          (h) FINANCIAL STATEMENTS. The audited financial statements then most recently delivered to McKesson pursuant to Section 5.3(a) shall not be qualified in any respect by the independent auditor who audited such financial statements.

          (i) CASH AND CASH EQUIVALENTS. Immediately after giving effect to such Loan and the concurrent use of the proceeds thereof, the aggregate cash and cash equivalents of Borrower and its Subsidiaries together would not exceed $[redacted--Confidential Treatment].

          (j) ADDITIONAL DOCUMENTS. McKesson shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as McKesson may reasonably request.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

          Borrower covenants that until the payment in full of the Notes and of all other Obligations, Borrower shall:

          SECTION 5.1 PUNCTUAL PAYMENT. Punctually pay the principal and interest of all Obligations at the times and place and in the manner specified in the Loan Documents therefor.

                                       9.

          SECTION 5.2  ACCOUNTING RECORDS; REPRESENTATIVE.

          (a) Maintain adequate books and accounts in accordance with GAAP consistently applied, and permit any representative of McKesson, at any reasonable time, to inspect, audit and examine such books and inspect the properties of Borrower.

          (b) Provide timely notice to McKesson of all meetings of Borrower's board of directors and allow McKesson to have a representative attend such meetings on a non-voting basis.

          SECTION 5.3  FINANCIAL STATEMENTS.  Furnish to McKesson:

          (a) not later than 90 days after the end of each fiscal year (or, if later, the Permitted SEC Filing Date), an audited balance sheet, profit and loss statement, and source and use of funds statement for the fiscal year then ended;

          (b) not later than 45 days after the end of each fiscal quarter (or, if later, the Permitted SEC Filing Date), an unaudited balance sheet and profit and loss statement for the fiscal quarter then ended;

          (c) as soon as available but not later than the commencement of each fiscal year of Borrower, the projections by Borrower of its operating budget, cash flow, profit and loss and balance sheet for such fiscal year;

          (d)  together with any financial statements furnished under clauses
     (a) or (b) of this section, a completed Compliance Certificate duly executed by the Treasurer or Chief Financial Officer of Borrower;

          (e) by the tenth day of each calendar month, a completed Borrowing Base Certificate as of the last day of the preceding calendar month duly executed by the Treasurer or Chief Financial Officer of Borrower;

          (f) from time to time such other information as McKesson may reasonably request.

          SECTION 5.4 EXISTENCE. Preserve and maintain its existence and all of its rights, privileges and franchises; conduct its business in an orderly, efficient, and regular manner; and comply with the requirements of all applicable laws, rules, regulations and orders of a governmental authority.

          SECTION 5.5  INSURANCE.

          (a) Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower's, including but not limited to fire, public liability, property damage, and worker's compensation insurance, with such companies and in such amounts satisfactory to McKesson; and Borrower shall deliver to

                                      10.

     McKesson from time to time at McKesson's request schedules setting forth all insurance then in effect;

          (b) Maintain key man life insurance insuring each of Rick McCord and Sy Shahid in favor of Borrower as beneficiary in an amount equal to $[redacted--Confidential Treatment] for each individual, which insurance shall be collaterally assigned to McKesson pursuant to the Security Documents as security for the Obligations.

          SECTION 5.6 FACILITIES. Keep all Borrower's properties useful or necessary to Borrower's business in good repair and condition, and from time to time make all necessary repairs, renewals, and replacements thereto so that Borrower's property shall be fully and efficiently preserved and maintained.

          SECTION 5.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments, taxes real and personal, including federal and state income taxes, except such as Borrower may in good faith contest or as to which a bona fide dispute may exist;
PROVIDED that, as to any amount in excess of $[redacted--Confidential Treatment] in the aggregate, adequate provision is made to the satisfaction of McKesson for eventual payment thereof in the event that it is found that the same is an obligation of Borrower.

          SECTION 5.8 LITIGATION. Promptly give notice in writing of any claim or litigation pending or threatened against Borrower in excess of $[redacted--Confidential Treatment].

          SECTION 5.9 FINANCIAL CONDITION. Maintain the consolidated financial condition of Borrower and its Subsidiaries according to the following schedules:

          (a) a minimum Current Ratio of [redacted--Confidential Treatment] as at the end of each fiscal quarter;

          (b) a ratio of Consolidated EBITDA to Consolidated Interest Expense as at the end of each fiscal quarter of not less than the ratio set forth opposite such fiscal quarter:

               Fiscal Quarters Ending in:          Ratio
               --------------------------          -----
                         1998                     [redacted--Confidential Treatment]
                         1999                     [redacted--Confidential Treatment]
                         2000                     [redacted--Confidential Treatment]
                         2001                     [redacted--Confidential Treatment]
                         2002                     [redacted--Confidential Treatment]
                         2003                     [redacted--Confidential Treatment]

          (c) a minimum Net Worth as at the end of each fiscal quarter of not less than (i) $[redacted--Confidential Treatment] PLUS (ii) [redacted-- Confidential Treatment] of cumulative quarterly Consolidated Net Income (but not losses) after December 31, 1997 PLUS (iii) [redacted--Confidential Treatment] of the Net Cash Proceeds received by Borrower or any Subsidiary from the sale or issuance of equity securities to any Person after December 31, 1997;

          (d)  a maximum ratio of (i) Debt of Borrower and its Subsidiaries on a

                                      11.

     consolidated basis to (ii) Capital as at the end of each fiscal quarter of not greater than [redacted--Confidential Treatment];

          (e) a minimum Quick Ratio as at the end of each fiscal quarter of not less than [redacted--Confidential Treatment].

          (f) a ratio of Consolidated EBIT to Consolidated Interest Expense as at the end of each fiscal quarter set forth below of not less than the ratio set forth opposite such fiscal quarter:

               Fiscal Quarters Ending in           Ratio
               -------------------------           -----
                         1998                     [redacted--Confidential Treatment]
                         1999                     [redacted--Confidential Treatment]
                         2000                     [redacted--Confidential Treatment]
                         2001                     [redacted--Confidential Treatment]
                         2002                     [redacted--Confidential Treatment]
                         2003                     [redacted--Confidential Treatment]

          (g) a ratio of Consolidated EBITDA to Sales as at the end of each fiscal quarter of not less than the ratio set forth opposite such fiscal quarter:

               Fiscal Quarters Ending in           Ratio
               -------------------------           -----
                         1998                     [redacted--Confidential Treatment]
                         1999                     [redacted--Confidential Treatment]
                         2000                     [redacted--Confidential Treatment]
                         2001                     [redacted--Confidential Treatment]
                         2002                     [redacted--Confidential Treatment]
                         2003                     [redacted--Confidential Treatment]

          SECTION 5.10 DOCUMENTARY STAMP TAXES. Pay or reimburse McKesson on demand for all present and future documentary stamp taxes or recordation taxes, if any, required by any state or local authority as a condition of filing any financing statement, security instrument or other document covering collateral which is the subject of this Agreement or any Security Document.

          SECTION 5.11 NOTICE TO MCKESSON. Promptly give notice in writing to McKesson of (1) the occurrence of any Default; (2) any change in name, identity, corporate structure or jurisdiction of incorporation of Borrower;
(3) any uninsured or partially uninsured losses through fire, theft, liability or property damage in excess of an aggregate of $[redacted-- Confidential Treatment]; (4) the creation or acquisition of any Subsidiary;
(5) the acquisition or opening of any new stores; and (6) changes in the information set forth in the Representation Certificate.

          SECTION 5.12 OBSERVATION. Provide to McKesson the right to receive all notices of and to attend (by any of its authorized representatives) at McKesson's expense all meetings of

                                      12.

Borrower's Board of Directors and any committees thereof. Borrower shall hold Board of Director meetings no less frequently than quarterly. McKesson shall receive copies (reasonably promptly) of all minutes of such meetings along with copies of any items distributed to the members of the Board of Directors at such meeting, whether or not a representative attends such meeting. Any information which McKesson obtains solely as a result of its rights under this Section 5.14 and by no other means shall be treated in the same manner, including confidentiality, as if McKesson had obtained such information as a member of the Board of Directors of Borrower.

          SECTION 5.13 REAL PROPERTY. Use its bona fide, commercially reasonable efforts to deliver to McKesson contingent collateral assignments of all leases of leased Premises occupied by and leased to Borrower, together with such waivers and consents as may be reasonably necessary to permit McKesson to continue to occupy such premises after Borrower's default under such leases or hereunder and to permit McKesson to remove any of Borrower's assets located in such Premises, all pursuant to documentation satisfactory to McKesson in form and substance.

          SECTION 5.14 SUBSEQUENT COLLATERAL. From time to time execute and deliver to McKesson such additional security agreements, pledge agreements, mortgages, collateral assignments or amendments thereto, and take such other steps as may be reasonably requested by McKesson, in order to grant a first priority security interest or lien to McKesson, and to perfect such security interest or lien, in any assets of Borrower and its Subsidiaries as to which a security interest or lien has not previously been created or perfected, including (i) taking such steps as are outlined in Section 5.13 with regard to any subsequently acquired premises of Borrower or its Subsidiaries and
(ii) pledging the interest of Borrower or any of its Subsidiaries in any new Subsidiaries, joint ventures (to the extent permitted by the joint venture document), limited liability companies or other entities.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Borrower covenants that until the payment in full of the Notes and of all other Obligations, Borrower shall not without prior written consent of
McKesson:

          SECTION 6.1  USE OF PROCEEDS.

          (a) Use any of the proceeds of the Term Loan and the Revolving Loans for purposes other than

               (i) for working capital and for other general corporate purposes of Borrower; and

               (ii) to finance Acquisitions.

          (b) Use any part of the proceeds of any Loan, directly or indirectly, to

                                      13.

     purchase or carry any "margin securities" or to reduce or retire any indebtedness originally incurred to purchase any such securities within the meaning of the regulations promulgated by the Board of Governors of the Federal Reserve System, as amended.

          SECTION 6.2 ENCUMBRANCES. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, lien, security interest or other charge upon its assets or the assets of its Subsidiaries other than the following ("PERMITTED LIENS"):

          (a)  the lien of property taxes not yet due and payable;

          (b)  matters disclosed by the financial statements referred to in
     Section 3.5 or set forth on Schedule 3.8;

          (c)  mortgages or encumbrances in favor of McKesson;

          (d)  liens in connection with indebtedness permitted pursuant to
     Section 6.9(b), (c) and (d); PROVIDED that any such lien in connection with any such indebtedness shall not extend to any assets of Borrower other than the assets specifically financed by such indebtedness.

          SECTION 6.3 MERGER, CONSOLIDATION, ACQUISITIONS. Merge into or consolidate with any corporation or other Person, or (except for Permitted Acquisitions) acquire all or substantially all of the assets of any other corporation or Person, or sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets.

          SECTION 6.4 SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of its assets other than in the ordinary course of business.

          SECTION 6.5 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments in the ordinary course of business), accommodation endorser or otherwise for the debt or obligations of any other Person except for Permitted Guaranties.

          SECTION 6.6 LOANS, ADVANCES. Make any loans, advances, or investments in any Person, other than (a) short term investments in prime commercial paper or certificates of deposit issued by major banks, (b) those loans, advances, or investments disclosed on the financial statements referred to in Section 3.5, and (c) investments constituting an Acquisition permitted under Section 6.3.

          SECTION 6.7 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or other distribution either in cash, stock or other property (other than the common stock of Borrower), or redeem, retire, purchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

                                      14.

          SECTION 6.8 CREDIT LIMIT. Exceed its credit limit for purchase of goods from McKesson pursuant to the Supply Agreement.

          SECTION 6.9 INDEBTEDNESS/CAPITAL LEASE OBLIGATIONS. Incur additional indebtedness or capital lease obligations after the date hereof except the following ("PERMITTED INDEBTEDNESS"):

          (a) accounts payable incurred in the ordinary course of business;

          (b) indebtedness not to exceed $[redacted--Confidential Treatment] in the aggregate with respect to any one Borrower-owned store in connection with any equipment lease or equipment purchase;

          (c) purchase money indebtedness for the purchase of real estate constituting Borrower's headquarters location and the construction of improvements thereon and for the purchase of equipment by Borrower in the ordinary course of business; and

          (d) indebtedness of Borrower to the applicable Seller incurred as part of the purchase price for any Acquisition.

          SECTION 6.10 BOARD OF DIRECTORS. At any time after the 60th day after the date of this Agreement, have as a member of Borrower's Board of Directors any Person who is a director or employee of a competitor of McKesson in the pharmaceuticals business.

                                     ARTICLE VII

                                  EVENTS OF DEFAULT

          SECTION 7.1 Each of the following shall constitute an "Event of Default":

          (a) A default by Borrower or any of its Subsidiaries in any payment of principal or interest or any other amount owed by Borrower or any of its Subsidiaries to McKesson, whether under the Loan Documents, the Supply Agreement or otherwise and, in the case of payments of interest and fees only, such default continues for three calendar days.

          (b) Any representation or warranty made by Borrower or any of its Subsidiaries hereunder or in any other Loan Document shall prove at any time to be incorrect in any material respect as of the time made.

          (c) A default by Borrower of any covenant in Section 5.3, Section 5.9 or Section 5.11.

          (d) A default by Borrower or any of its Subsidiaries in the performance of any other term, covenant or agreement contained in the Loan Documents or the Supply Agreement if such default is not cured within 15 calendar days from its occurrence.


                                     15.

          (e) Any default by Borrower or any of its Subsidiaries in the payment of its indebtedness to any other Person when due or under the terms of any agreement or instrument which gives the holder of such indebtedness the right, either with the giving of notice or the passage of time or both, to accelerate the indebtedness evidenced by the instrument or agreement if such indebtedness equals or exceeds $[redacted--Confidential Treatment].

          (f) The failure of Borrower or any of its Subsidiaries promptly to pay and discharge (or stay or bond pending appeal) any judgment or levy of any attachment, execution or other process against the assets of Borrower (if such judgment, levy or other process is for an amount equal to or greater than $[redacted--Confidential Treatment], and such judgment is not satisfied or otherwise discharged, or such levy or other process is not removed (or stayed or bonded pending appeal), (i) within 10 days after the entry or levy thereof, or (ii) if earlier, at least 5 days prior to the time of any proposed sale under the judgment or levy.

          (g) Borrower or any of its Subsidiaries shall be adjudicated bankrupt or insolvent, or shall consent to or apply for the appointment of a receiver, trustee or liquidator of Borrower or any of its Subsidiaries or any of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization or arrangement in a proceeding under any bankruptcy law, or Borrower or its directors or majority stockholders shall take action looking into the dissolution or liquidation of Borrower, or an involuntary petition seeking any of the relief specified in this Section 7.1(g) shall be filed against Borrower or any of its Subsidiaries and such petition shall not be dismissed within 60 days, or any order for relief shall be entered against Borrower or any of its Subsidiaries in any involuntary proceeding under any bankruptcy law.

          (h) The failure of Borrower (including, for purposes of this Section 7.1(h), all franchisees and all stores owned or managed by Borrower or its Subsidiaries at the time in question) to purchase during any period of three consecutive calendar months at least [redacted--Confidential Treatment] of its total purchases of pharmaceuticals and health and beauty care products from McKesson and such failure shall continue beyond any grace period therefor under the Supply Agreement, unless such failure results from the termination of the Supply Agreement without cause pursuant to the terms thereof.

          (i)  A Change of Control.

          (j)  A Material Adverse Change.

          (k)  The death or permanent disability of Rick McCord or Sy Shahid.

          SECTION 7.2 ACCELERATION. If an Event of Default shall occur, any indebtedness of Borrower under the Loan Documents, any term therein to the contrary notwithstanding, shall at McKesson's option and without notice, become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower, and the obligation, if any, of McKesson to make Loans or to otherwise


                                     16.

permit further credit hereunder or thereunder shall immediately cease and terminate; PROVIDED, HOWEVER, that if an event described in Section 7.1(g) shall occur, any indebtedness of Borrower under the Loan Documents shall automatically become due and payable without any further action by McKesson.

                                   ARTICLE VIII

                                    DEFINITIONS

          SECTION 8.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "APPROVED GOVERNMENT PLAN PAYOR" means an administrator, fiscal agent, governmental entity, insurance company, pharmacy benefit manager or other Person authorized to make payments for prescription drug benefits on behalf of Medicaid, Medicare, the U.S. Department of Veterans Affairs, or any other U.S. governmental entity that is subject to prohibitions against payment of amounts owed to providers pursuant to an assignment or power of attorney to, or other direct payment arrangement with, a Person other than the provider, that has been approved (and not subsequently disapproved in writing) by McKesson in its sole discretion.

          "APPROVED PRIVATE PLAN PAYOR" means an administrator, fiscal agent, insurance company, pharmacy benefit manager, plan sponsor or other Person responsible for paying prescription drug benefits on behalf of prescription benefit plans (other than an Approved Government Plan Payor) that has been approved (and not subsequently disapproved in writing) by McKesson in its sole discretion.

          "BASE RATE" means, for any day, the rate of interest reported from time to time in the Wall Street Journal as the "prime rate" charged by major United States banks for commercial loans, PROVIDED that, if more than one rate is reported for a particular day, the average of the highest and lowest rates shall be used for such day. Each change in the interest rate on the Loans or other obligations bearing interest at the Base Rate based on a change in the Base Rate shall be effective as of the effective date of such change in the Base Rate.

          "BORROWER" has the meaning set forth in the preamble to this Agreement.

          "BORROWING BASE CERTIFICATE" means a certificate substantially in the form of Exhibit B hereto, completed with the relevant information and duly executed by the Treasurer or Chief Financial Officer of Borrower.


                                     17.

          "BUSINESS DAY" means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

          "CAPITAL" means, at any time, the sum of (i) Net Worth and (ii) the long term portion of the indebtedness of Borrower and its Subsidiaries.

          "CAPITAL LEASE" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "CAPITAL LEASE OBLIGATION" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

          "CHANGE OF CONTROL" means (a) the acquisition by any "person" or "group" (as such terms are used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) (other than Ricky D. McCord, Charlie K. Herr, Sy S. Shahid, Robert D. Mueller and John Stogner) of [redacted--Confidential Treatment] or more of the outstanding shares of voting stock of Borrower, or
(b) during any period of 12 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "CONTINUING DIRECTORS") who (i) were directors of Borrower on the first day of each such period or (ii) subsequently became directors of Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of Borrower, to constitute a majority of the board of directors of Borrower.

          "CLOSING DATE" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by McKesson.

          "COLLATERAL" means the property described in the Security Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a lien in favor of McKesson pursuant to the Security Documents or otherwise, securing the payment and performance of the Obligations.

          "COLLATERAL ASSIGNMENT OF KEY-MAN INSURANCE" means the Collateral Assignment of Key-Man Insurance in substantially the form of Exhibit C.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit D hereto, completed with the relevant information and duly executed by the Treasurer or Chief Financial Officer of Borrower.

          "CONSOLIDATED EBIT" means, for any period, Consolidated Net Income PLUS (a) Consolidated Interest Expense PLUS (b) income tax expense, in each case which were deducted in determining Consolidated Net Income, determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.


                                     18.

          "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income PLUS (a) Consolidated Interest Expense PLUS (b) income tax expense PLUS
(c) depreciation expense, amortization expense and other non-cash expenses, in each case which were deducted in determining Consolidated Net Income, determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, interest expense (including that attributable to capital leases and [redacted-- Confidential Treatment] of the discount fees paid in connection with the factoring of third-party on-line adjudicated claim receivables) of Borrower and its Subsidiaries on a consolidated basis, including all commissions, discounts and other fees and charges owed with respect to standby letters of credit, as determined in accordance with GAAP.

          "CONSOLIDATED NET INCOME" means, for any period, the net income of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, as determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by operation of the terms of its charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

          "CURRENT ASSETS" means, at any time, the total assets of Borrower and its Subsidiaries which would be shown as current assets on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP at such time.

          "CURRENT LIABILITIES" means, at any time, the total liabilities of Borrower and its Subsidiaries which would be shown as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP at such time, but excluding as current liabilities Current Maturities of Funded Debt.

          "CURRENT MATURITIES OF FUNDED DEBT" means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

          "CURRENT RATIO" means, as of the time of determination, the ratio of Current Assets to Current Liabilities, in each case determined at such time. For purposes of determining Borrower's compliance with Section 5.9(a), amounts financed by McKesson PaySystems shall be added back to Current Assets in calculating the Current Ratio.

          "DEBT" means, with respect to any Person, without duplication,

          (a)  its liabilities for borrowed money;


                                     19.

          (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c)  its Capital Lease Obligations;

          (d) all liabilities for borrowed money secured by any lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

          (e) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

          "DEFAULT" means any condition, event or act which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          "ELIGIBLE INSURER ACCOUNTS RECEIVABLE" means the aggregate dollar value of Borrower's accounts receivable arising out of sales in the ordinary course of Borrower's business which (i) are owing to Borrower by an Approved Government Plan Payor or an Approved Private Plan Payor, (ii) conform to the warranties contained in the Security Agreement and (iii) at all times continue to be acceptable to McKesson in its reasonable judgment, but, without limiting the foregoing, excluding:

          (a) accounts receivable for which Borrower's right to receive payment has not been fully earned by performance or is contingent upon the fulfillment of any condition whatsoever or which otherwise do not arise from a bona fide completed transaction;

          (b) accounts receivable against which there are asserted any defenses, counterclaims, discounts (other than normal trade discounts granted in the ordinary course of business) or offsets of any nature (including, without limitation, any of the foregoing which may be asserted by a Subsidiary or Affiliate of a Person for licensing royalties or otherwise), whether well-founded or otherwise, but only to the extent of such defense, counterclaim, discount or offset;

          (c) accounts receivable that do not comply with all applicable legal requirements, including all laws, rules, regulations and orders of any governmental authority;

          (d) accounts receivable which represent a prepayment or progress payment or arising out of the placement of goods on consignment, guaranteed sale or other arrangement by reason of which the payment by the accounts receivable obligor may be conditional or contingent;


                                     20.

          (e) accounts receivable which are not owned by Borrower free and clear of all liens and rights of others (other than the liens in favor of McKesson);

          (f) accounts receivable in which McKesson shall not have a valid, enforceable and perfected first priority lien;

          (g) accounts receivable owing by any officer, director, employee, agent, partner, Subsidiary or Affiliate of Borrower;

          (h) accounts receivable that are 60 days (or in the case of accounts receivable from Medicare and Medicaid, 120 days) or more past due;

          (i) that portion of accounts receivable owing by any single accounts receivable obligor and its Affiliates which exceeds [redacted--Confidential Treatment] of the aggregate amount of accounts receivable owing to Borrower by all accounts receivable obligors;

          (j) accounts receivable owing by any accounts receivable obligor who is the subject of a bankruptcy or other insolvency proceeding;

          (k) accounts receivable which are evidenced by a promissory note or other instrument;

          (l) accounts receivable with respect to which the terms or conditions prohibit or restrict assignment or collection rights;

          (m) accounts receivable owing by any accounts receivable obligor who resides or who is located in New Jersey, Minnesota or Indiana (or any other state with any law materially impairing the collectibility or enforceability of accounts receivable), unless Borrower has filed a Notice of Business Activities Report, or taken other appropriate action, with the appropriate office or agency of the states of New Jersey, Minnesota, Indiana or such other state, as applicable, for the then current year (except if Borrower is exempt from such requirement);

          (n) any accounts receivable owing by any accounts receivable obligor who is not a resident of or located in the United States; and

          (o) accounts receivable with respect to which McKesson, in its reasonable discretion, deems the creditworthiness or financial condition of the accounts receivable obligor to be unsatisfactory or the prospect of payment or performance to be impaired, and other accounts receivable which, in McKesson's reasonable discretion, are otherwise ineligible.

          "ELIGIBLE OTHER ACCOUNTS RECEIVABLE" means the aggregate dollar value of Borrower's accounts receivable arising out of sales in the ordinary course of Borrower's business (other than Eligible Insurer Accounts Receivable) which (i) conform to the warranties contained in the Security Agreement and (ii) at all times continue to be acceptable to McKesson in its


                                     21.

reasonable judgment, but, without limiting the foregoing, excluding:

          (a) accounts receivable for which Borrower's right to receive payment has not been fully earned by performance or is contingent upon the fulfillment of any condition whatsoever or which otherwise do not arise from a bona fide completed transaction;

          (b) accounts receivable against which there are asserted any defenses, counterclaims, discounts (other than normal trade discounts granted in the ordinary course of business) or offsets of any nature (including, without limitation, any of the foregoing which may be asserted by a Subsidiary or Affiliate of a Person for licensing royalties or otherwise), whether well-founded or otherwise, but only to the extent of such defense, counterclaim, discount or offset;

          (c) accounts receivable that do not comply with all applicable legal requirements, including all laws, rules, regulations and orders of any governmental authority;

          (d) accounts receivable which represent a prepayment or progress payment or arising out of the placement of goods on consignment, guaranteed sale or other arrangement by reason of which the payment by the accounts receivable obligor may be conditional or contingent;

          (e) accounts receivable which are not owned by Borrower free and clear of all liens and rights of others (other than the liens in favor of McKesson);

          (f) accounts receivable in which McKesson shall not have a valid, enforceable and perfected first priority lien;

          (g) accounts receivable owing by any officer, director, employee, agent, partner, Subsidiary or Affiliate of Borrower;

          (h) accounts receivable that are 60 days (or in the case of accounts receivable from Medicare and Medicaid, 120 days) or more past due;

          (i) that portion of accounts receivable owing by any single accounts receivable obligor and its Affiliates which exceeds [redacted--Confidential Treatment] of the aggregate amount of accounts receivable owing to Borrower by all accounts receivable obligors;

          (j) accounts receivable owing by any accounts receivable obligor who is the subject of a bankruptcy or other insolvency proceeding;

          (k) accounts receivable which are evidenced by a promissory note or other instrument;

          (l) accounts receivable with respect to which the terms or conditions prohibit or restrict assignment or collection rights;


                                     22.

          (m) accounts receivable owing by any accounts receivable obligor who resides or who is located in New Jersey, Minnesota or Indiana (or any other state with any law materially impairing the collectibility or enforceability of accounts receivable), unless Borrower has filed a Notice of Business Activities Report, or taken other appropriate action, with the appropriate office or agency of the states of New Jersey, Minnesota, Indiana or such other state, as applicable, for the then current year (except if Borrower is exempt from such requirement);

          (n) any accounts receivable owing by any accounts receivable obligor who is not a resident of or located in the United States;

          (o) accounts receivable owing (i) by the United States or any department, agency or instrumentality thereof or (ii) by a state or any department, agency, instrumentality or political subdivision thereof, unless in the case of accounts receivable described in the preceding sub-clause (i), McKesson has agreed to the contrary in writing and Borrower has complied with the Federal Assignment of Claims Act with respect to such accounts receivable;

          (p) accounts receivable arising from the sale of retail pharmacy products which are due more than 30 days after the original invoice date and accounts receivable arising from the sale of durable medical equipment which are due more than 90 days after the original invoice date; and

          (q) accounts receivable with respect to which McKesson, in its reasonable discretion, deems the creditworthiness or financial condition of the accounts receivable obligor to be unsatisfactory or the prospect of payment or performance to be impaired, and other accounts receivable which, in McKesson's reasonable discretion, are otherwise ineligible.

          "ELIGIBLE OTHER INVENTORY" means the gross dollar value (valued at the lower of cost or market value, on a first-in-first-out basis) of the inventory of over-the-counter medicine and health and beauty care products and durable medical equipment of Borrower (other than Eligible Pharmaceutical Inventory) which conforms to the warranties contained in the Security Agreement and which at all times continues to be acceptable to McKesson in its reasonable judgment, but, without limiting the foregoing, excluding:

          (a) any supplies (other than raw materials);

          (b) goods returned by customers (other than goods returned in the ordinary course of business representing unsold inventory which remains marketable at cost or greater);

          (c) goods rejected by customers;

          (d) goods to be returned to suppliers;

          (e) stale, obsolete or unsalable inventory;


                                     23.

          (f) inventory not owned solely by Borrower or as to which Borrower does not have good, valid, and marketable title;

          (g) inventory not located at one of the locations set forth in Section 2 of the Representation Certificate or not located at a location as to which all necessary UCC financing statements in favor of McKesson have been filed and continued;

          (h) Non-Access Agreement Inventory;

          (i) inventory not subject to a valid and perfected first priority security interest in favor of McKesson;

          (j) goods in transit; and

          (k) inventory subject to a lien in favor of any third Person, bill and hold goods, defective goods, or inventory acquired on consignment;

LESS (y) any reserves required by McKesson in its reasonable judgment for special order goods and market value declines.

          "ELIGIBLE PHARMACEUTICAL INVENTORY" means (x) the gross dollar value (valued at the lower of cost or market value, on a first-in-first-out basis) of the inventory of pharmaceutical products of Borrower which conforms to the warranties contained in Security Agreement and which at all times continues to be acceptable to McKesson in its reasonable judgment, but, without limiting the foregoing, excluding:

          (a) any supplies (other than raw materials);

          (b) goods returned by customers (other than goods returned in the ordinary course of business representing unsold inventory which remains marketable at cost or greater);

          (c) goods rejected by customers;

          (d) goods to be returned to suppliers;

          (e) stale, obsolete or unsalable inventory;

          (f) inventory not owned solely by Borrower or as to which Borrower does not have good, valid, and marketable title;

          (g) inventory not located at one of the locations set forth in Section 2 of the Representation Certificate or not located at a location as to which all necessary UCC financing statements in favor of McKesson have been filed and continued;

          (h) Non-Access Agreement Inventory;

          (i) inventory not subject to a valid and perfected first priority security interest in


                                     24.

     favor of McKesson;

          (j) goods in transit; and

          (k) inventory subject to a lien in favor of any third Person, bill and hold goods, defective goods, or inventory acquired on consignment;

LESS (y) any reserves required by McKesson in its reasonable judgment for special order goods and market value declines.

          "ELIGIBLE RX FILES VALUE" means the product of (a) $[redacted-- Confidential Treatment] multiplied by (b) the number derived by dividing the prior 12 months Rx Sales (including Rx Sales of acquired stores) by 30.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

          "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is under common control with Borrower within the meaning of
Section 4001(a)(14) of ERISA and Sections 414(b), (c) and (m) of the Internal Revenue Code.

          "EVENT OF DEFAULT" has the meaning set forth in Section 7.1.

          "FUNDED DEBT" means, with respect to any Person, all indebtedness for borrowed money of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more from (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more), the date of the creation thereof.

          "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.


                                     25.

          "HAZARDOUS SUBSTANCES" means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "LOAN DOCUMENT" means this Agreement, the Notes, the Security Documents, the Warrant Documents and all other certificates, documents, agreement and instruments delivered to the Bank under or in connection with this Agreement.

          "LOANS" means the Revolving Loans and the Term Loan.

          "MATERIAL ADVERSE CHANGE" means a material adverse change (i) in the business, assets, operations, condition (financial or otherwise) or prospects of Borrower since December 31, 1997 or (ii) in the facts and information regarding Borrower as represented prior to the Closing Date.

          "MATURITY DATE" means with respect to any tranche of Loans, the Term Loan Maturity Date or the Revolving Loans Maturity Date, as the case may be.

          "MCKESSON" has the meaning set forth in the preamble to this Agreement.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          "NET CASH PROCEEDS" means, when used in respect of any sale, transfer or other disposition of assets or the issuance of any debt or equity securities of Borrower or any Subsidiary, the gross proceeds received by Borrower or such Subsidiary from such sale, transfer or other disposition or issuance less (i) all direct costs and expenses incurred or to be incurred in connection therewith and payable to Persons other than any Affiliate of Borrower, and (ii) in the case of a sale of assets, all federal, state, local and foreign taxes assessed or to be assessed in connection therewith and the payment of any encumbrances (senior to liens or security interests in favor of McKesson) on the assets disposed of.

          "NET WORTH" means, at any time,

          (a) the total assets of Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, MINUS

          (b) the total liabilities of Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.


                                     26.

          "NON-ACCESS AGREEMENT INVENTORY" means inventory (i) not located on property owned by Borrower and (ii) not subject to a collateral access agreement in favor of McKesson executed by the mortgagee, lessor, warehouseman or other third party, as the case may be, or not segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; PROVIDED THAT, notwithstanding the lack of collateral access agreements from the relevant mortgagees, lessors, warehousemen or other third parties as to particular premises, there may be excluded from Non-Access Agreement Inventory up to [redacted--Confidential Treatment] of inventory located at premises not owned by Borrower if such inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises.

          "NOTE" means any promissory note executed in connection with the Revolving Loans or the Term Loan.

          "OBLIGATIONS" means the indebtedness, liabilities and other obligations of Borrower to McKesson under or in connection with the Loan Documents, including but not limited to the Loans, all interest accrued thereon and all fees and other amounts payable under the Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PENSION PLAN" means any employee pension benefit plan covered by Title IV of ERISA (other than a Multiemployer Plan) that is maintained for employees of Borrower or any ERISA Affiliate or with regard to which Borrower or an ERISA Affiliate is a contributing sponsor within the meaning of Sections 4001(a)(13) or 4069 of ERISA.

          "PERMITTED ACQUISITION" means the acquisition by Borrower of a retail pharmacy or pharmacies, durable medical equipment and/or home medical equipment operations, intravenous infusion operations, home healthcare agencies, closed door institutional pharmacies, mail order pharmacies and other pharmaceutical and healthcare related businesses (including in each case, at Borrower's option, the Rx Files thereof) from an unaffiliated Person or Persons so long as such business is located in the United States.

          "PERMITTED GUARANTY" means any guaranty of the indebtedness of a Seller with regard to assets acquired by Borrower in an Acquisition.

          "PERMITTED INDEBTEDNESS" has the meaning specified in Section 6.9.

          "PERMITTED LIENS" has the meaning specified in Section 6.2.

          "PERMITTED SEC FILING DATE" means, so long as Borrower has any securities registered under Section 12 (or is required to file reports under Section 15(d)) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the last date on which Borrower may file with the Securities and Exchange Commission its annual or quarterly financial statements, as the case may be, without violation of the 1934 Act or the rules and regulations promulgated thereunder.


                                     27.

          "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

          "PLAN" means any employee pension benefit plan as defined in Section 3(2) of ERISA (including any Multiemployer Plan) and any employee welfare benefit plan, as defined in Section 3(1) of ERISA (including any plan providing benefits to former employees or their survivors).

          "PLEDGE AGREEMENT" means the Pledge Agreement in substantially the form of Exhibit E executed by Borrower in favor of McKesson, as it may be amended from time to time in writing.

          "PREMISES" means any and all real property, including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by Borrower and its Subsidiaries.

          "QUICK RATIO" means, as of the time of determination, the ratio of
(i) cash PLUS accounts receivable of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP to (ii) Current Liabilities. For purposes of determining Borrower's compliance with Section 5.9(e), amounts financed by McKesson PaySystems shall be added back to accounts receivable in calculating the Quick Ratio.

          "REPRESENTATION CERTIFICATE" means the Representations and Warranty Certificate in substantially the form of Exhibit F as updated from time to time pursuant to Section 5.11.

          "REVOLVING FACILITY COMMITMENT" means $15,000,000; PROVIDED that if utilization of the Revolving Facility Commitment exceeds
[redacted--Confidential Treatment], then the parties may agree to increase the amount of the Revolving Facility Commitment.

          "REVOLVING LOANS" has the meaning set forth in Section 1.1(a).

          "REVOLVING LOANS MATURITY DATE" means the fifth anniversary of the date of this Agreement.

          "RX SALES" means Sales of prescription medicines.

          "SALES" means, for any period, the gross sales of Borrower and its Subsidiaries on a consolidated basis for such period;

          "SECURITY AGREEMENT" means the Security Agreement in substantially the form of Exhibit G executed by Borrower and its Subsidiaries in favor of McKesson, as it may be amended from time to time in writing.

          "SECURITY DOCUMENTS" means the Security Agreement, the Subsidiary Guaranty, the Pledge Agreement, the Collateral Assignment of Key-Man Insurance, any other agreement


                                     28.

          "SECURITY DOCUMENTS" means the Security Agreement, the Subsidiary Guaranty, the Pledge Agreement, the Collateral Assignment of Key-Man Insurance, any other agreement providing McKesson with security for the Obligations, and any financing statements, assignments, notices or other documents required under the foregoing.

          "SELLER" means, with respect to any Acquisition, the Person or Persons which sells assets or stock to Borrower in the Acquisition.

          "SUBSIDIARY" means, in respect of any Person, any corporation, association, partnership, joint venture or other business entity of which more than [redacted--Confidential Treatment] of the voting stock or other equity interest is owned directly or indirectly by such Person or by one or more of the other Subsidiaries of such Person or a combination thereof.

          "SUBSIDIARY GUARANTY" means the Guaranty in substantially the form of Exhibit H executed by Borrower's Subsidiaries in favor of McKesson, as it may be amended from time to time in writing.

          "SUPPLY AGREEMENT" means that certain Wholesale Supply Agreement between McKesson and Borrower dated of even date herewith, as it may be amended from time to time in writing.

          "TERM LOAN COMMITMENT" means $5,000,000.

          "TERM LOAN" has the meaning set forth in Section 1.1(b).

          "TERM LOAN MATURITY DATE" means, unless extended pursuant to Section 2.1, the fifth anniversary of the date of this Agreement, and, if extended pursuant to Section 2.1, the date to which the scheduled maturity date of the Term Loan has been extended.

          "TERMINATION EVENT" means any of the following:

          (i)  with respect to a Pension Plan, a reportable event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations);

          (ii) the withdrawal of Borrower or an ERISA Affiliate from a Plan during a plan year in which the withdrawing employer was a "substantial employer" as defined in Section 4001(a)(2) or 4062(e) of ERISA;


                                     29.

          (iii) the taking of any actions (including the filing of a notice of intent to terminate) by Borrower, an ERISA Affiliate, the PBGC, a Plan Administrator, or any other Person to terminate a Pension Plan or the treatment of a Plan amendment as a termination of a Pension Plan under Section 4041 of ERISA;

          (iv) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

          (v) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Multiemployer Plan.

          "WARRANT DOCUMENTS" means that certain Warrant Purchase Agreement substantially in the form of Exhibit I hereto executed and delivered by Borrower in favor of McKesson and the exhibits thereto and the warrants issued or to be issued thereunder, as they may be amended from time to time in writing.


                                      ARTICLE IX

                                    MISCELLANEOUS

          SECTION 9.1 WAIVER. No delay or failure of McKesson, or any holder of any of the Notes, in exercising any right, power or privilege hereunder or under any other Loan Document shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege constitute a waiver thereof. The rights and remedies of McKesson hereunder are cumulative and not exclusive. Any waiver, permit, consent or approval of any kind by McKesson, or any holder of any of the Notes, of any breach or default hereunder or under any other Loan Document, or any such waiver of any provisions or conditions hereof or thereof, must be in writing and signed by McKesson and shall be effective only to the extent set forth in such writing.

          SECTION 9.2 NOTICES. Any notice under this Agreement and under any other Loan Document shall be deemed sufficiently given and served for all purposes if and when given by telegram, telex, facsimile or by mail deposited in the United States mail, postage and all other charges prepaid, addressed as follows:

          (a)  If to Borrower:

               HORIZON Pharmacies, Inc.
               275 W. Princeton Drive
               Princeton, TX  75407
               Attn: Chief Financial Officer
               Facsimile: 972-736-2588

               with a copy to:

               J. Mark Lovelace, Esq.
               Phillips McFall McCaffrey McVay & Murrah, P.C.
               One Leadership Square, Twelfth Floor
               211 North Robinson
               Oklahoma City, OK 73102
               Facsimile: (405) 235-4133



                                     30.

          (b)  If to McKesson:

               McKesson Corporation
               One Post Street
               San Francisco, California 94104
               Attn: Assistant Treasurer
               Facsimile: (415) 983-8464

or to such other address of which a party may notify the other party in writing.

          SECTION 9.3 FEES, ETC. Borrower will reimburse McKesson for all costs, out-of-pocket expenses and reasonable attorneys' fees expended or incurred by McKesson in preparation of or enforcing (or attempted enforcement of) the Loan Documents, in actions for declaratory relief in any way related to the Loan Documents, or in collecting any sum which becomes due to McKesson under the Loan Documents, subject, however, to a cap on attorneys' fees expended or incurred by McKesson of $[redacted--Confidential Treatment] PLUS [redacted-- Confidential Treatment] of any such attorneys' fees in excess of $[redacted-- Confidential Treatment] for the negotiation and preparation of the Loan Documents.

          SECTION 9.4 INDEMNITY. Borrower agrees to indemnify and hold harmless McKesson and its Affiliates and officers, directors, employees, agents, attorneys and advisors for all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by any of them in connection with this Agreement and the other Loan Documents, except to the extent such claims, damages, losses, liabilities and expenses are caused by such party's gross negligence or willful misconduct.

          SECTION 9.5 PAYMENTS ON SATURDAY, ETC. Whenever any payment to be made under any of the Loan Documents shall be stated to be due on a Saturday, Sunday or a public holiday, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

          SECTION 9.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California and each party to this Agreement hereby consents and submits itself to the jurisdiction of the courts of said state and the courts of the United States of America located in said state in any action arising out of or connected with this Agreement.

          SECTION 9.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Borrower, McKesson, and their respective heirs, executors, successors and assigns; provided that Borrower may not transfer its rights or obligations under this Agreement or any other Loan Document without the prior written consent of McKesson. Borrower agrees that McKesson may sell or otherwise assign, or grant participations in, all or any portion of the Loans and its rights under the Loan Documents and in that connection may provide to prospective and actual assignees and participants any and all information concerning Borrower that is available to McKesson.

          SECTION 9.8  ENTIRE AGREEMENT.  THIS AGREEMENT, THE OTHER


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

LOAN DOCUMENTS AND THE SUPPLY AGREEMENT CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, WITH RESPECT TO ANY RELATIONSHIP BETWEEN BORROWER AND McKESSON WHETHER RELATING TO FINANCING, CREDIT ARRANGEMENTS, SALE OF PRODUCTS OR OTHERWISE.

          SECTION 9.9 MISCELLANEOUS. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, extension or discharge is sought. This Agreement may be signed in counterparts, all of which shall be taken together as a single instrument. If any term, covenant, condition or provision of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          SECTION 9.10 LIMITATION ON LIABILITY. No claim shall be made by Borrower or its Subsidiaries or affiliates against McKesson or any of its affiliates or related persons for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by the Loan Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          [rest of page intentionally left blank]







                                     32.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.


HORIZON PHARMACIES, INC.               McKESSON CORPORATION


By                                     By
  ----------------------------            -------------------------------
Title                                  Title
     -------------------------               ----------------------------
























                                     33.